As filed with the Securities and Exchange Commission on April 19, 2004

Registration Nos. 333-65402, 333-65402-01

333-67104, 333-67162

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPRINT CORPORATION

Kansas	48-0457967
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

SPRINT CAPITAL CORPORATION

(Exact names of registrants as specified in their charters)

Delaware	48-1132866
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Post Office Box 7997

Shawnee Mission, Kansas 66207-0997

Telephone (913) 624-3000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Thomas A. Gerke

Executive Vice President, General Counsel

and External Affairs

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Mailstop: KSOPHF0410-4A203

(913) 794-1440

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

E. William Bates, II

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

(212) 556-2100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement Nos. 333-65402, 333-65402-01, 333-67104 and 333-67162 contains a form of prospectus relating to debt securities. We have amended the registration statement and revised the prospectus to:

•	delete references to the various other securities which were previously registered under the registration statement;

•	delete references to the selling stockholder;

•	revise the disclosure under the heading “Plan of Distribution” to permit the remarketing of the debt securities; and

•	update general information about us and our wholly owned finance subsidiary, Sprint Capital Corporation.

SUBJECT TO COMPLETION, DATED APRIL 19, 2004

PROSPECTUS

SPRINT CORPORATION

Guarantees

SPRINT CAPITAL CORPORATION

Debt Securities

unconditionally guaranteed by

SPRINT CORPORATION

This prospectus contains a summary of the general terms of the debt securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may assist in the remarketing of debt securities and Sprint Capital Corporation, or Sprint Capital, may assist in the remarketing of debt securities in one or more offerings up to an aggregate principal amount of $1,725,000,000. This prospectus provides you with a general description of the debt securities. Each time we or Sprint Capital assist in the remarketing of debt securities, we or Sprint Capital will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the caption “Where You Can Find More Information.” We and Sprint Capital may only use this prospectus to assist in the remarketing of securities if it is accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until we sell all of the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 9, 2004;

•	Current Report on Form 8-K filed on March 1, 2004;

•	Current Report on Form 8-K filed on March 3, 2004; and

•	Current Report on Form 8-K filed on April 5, 2004.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Mailstop: KSOPHF0102-1B322

(800) 259-3755, Option 1

Attention: Investor Relations

You can also find information about us at our Internet website at http://www.sprint.com/sprint/ir. Information contained on our website does not constitute part of this prospectus.

We and Sprint Capital have also filed a registration statement with the SEC relating to the securities described in this prospectus. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we and Sprint Capital filed with the SEC when we and Sprint Capital registered the securities. The registration statement may contain additional information that may be important to you.

You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. Neither we nor Sprint Capital have authorized anyone else to provide you with additional or different information. We and Sprint Capital are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

Unless the context requires otherwise, references to “we,” “us,” “our,” and “Sprint” mean Sprint Corporation and its subsidiaries, including Sprint Capital Corporation, and references to Sprint Capital mean Sprint Capital Corporation, our wholly owned finance subsidiary.

SPRINT CORPORATION

We are a global communications company and a leader in integrating long-distance, local service, and wireless communications. We are also one of the largest carriers of Internet traffic using our tier one Internet Protocol network, which provides connectivity to any point on the Internet either through our own network or via direct connections with other backbone providers. We are the nation’s third-largest provider of long distance services based on revenues, and operate nationwide, all-digital long distance and tier one Internet Protocol networks using fiber-optic and electronic technology. We currently serve approximately 7.9 million access lines in our franchise territories in 18 states, and we provide local service using our facilities, leased facilities or unbundled network elements provided by other carriers in 36 states and the District of Columbia. We are selling into the cable telephony market through arrangements with cable companies that resell our long distance service and use our back office systems and network assets in support of their local telephone service provided over cable facilities. We also operate a 100% digital personal communications service, or PCS, wireless network with licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands, using a single frequency band and a single technology. Our wireless PCS operations, together with third party affiliates, operate PCS systems in over 300 metropolitan markets, including the 100 largest U.S. metropolitan areas. The service, including third party affiliates, reaches a quarter billion people. Our wireless PCS operations, combined with our wholesale and affiliate partners, served more than 20 million customers at the end of 2003.

We operate in an industry that has been and continues to be subject to consolidation and dynamic change. Therefore, we routinely reassess our business strategies. In light of events and specific changes in telecommunications, including bankruptcies, over-capacity and the current economic environment, we continue to assess the implications on our operations. Any such assessment may impact the valuation of our long-lived assets. As part of our overall business strategy, we regularly evaluate opportunities to expand and complement our operations and may at any time be discussing or negotiating a transaction that, if consummated, could have a material effect on our business, financial condition, liquidity or results of operations.

In November 1998, our shareholders approved the allocation of all of our assets and liabilities into two groups, the FON group and the PCS group, as well as the creation of the FON stock and the PCS stock. On February 28, 2004, our board of directors decided to recombine the tracking stocks and return to a single common stock. As a result, each share of the PCS stock will convert automatically into 0.50 shares of FON stock on April 23, 2004. The FON stock will represent the only outstanding common stock of our company. After the recombination, we will continue to present consolidated financial information, but will not include group level information. The recombination will not impact our current presentation of all required segment information.

We were incorporated in 1938 under the laws of the State of Kansas. Our principal executive offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251, and our telephone number is (913) 624-3000.

SPRINT CAPITAL CORPORATION

Sprint Capital is a wholly owned subsidiary of our company. We formed Sprint Capital to engage in financing activities to provide funds for use by us and our other subsidiaries, other than the local exchange companies in our local division. Sprint Capital raises funds through the sale of debt securities, and then uses the net proceeds to make loans to, or investments in, us or our other subsidiaries, other than the local exchange companies in our local division. We or our subsidiaries may from time to time reacquire debt securities of Sprint Capital. Sprint Capital does not and will not engage in any other business operations.

Sprint Capital was incorporated in 1993 under the laws of the State of Delaware. Its principal offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251, and its telephone number is (913) 624-3000.

RISK FACTORS

An investment in the securities described in this prospectus involves risks. You should carefully consider the following risk factors and the other information included or incorporated by reference in this prospectus before deciding to invest in the securities.

Risk Factors Relating to our Company

Failure to satisfy our capital requirements could cause us to delay or abandon our expansion plans. If we incur significant additional indebtedness, it could cause a decline in our credit rating and could limit our ability to raise additional capital.

We continue to have substantial indebtedness and we will continue to require additional capital to expand our businesses. We intend to fund these capital requirements with cash flow generated from operations. If we do not generate sufficient cash flow from operations, we may need to rely on additional financing to expand our businesses. In connection with the execution of our business strategies, we are continually evaluating acquisition opportunities, and we may elect to finance acquisitions by incurring additional indebtedness. We may not be able to arrange additional financing to fund our requirements on terms acceptable to us. Our ability to arrange additional financing will depend on, among other factors, our financial performance, general economic conditions, and prevailing market conditions. Many of these factors are beyond our control. Failure to obtain suitable financing could, among other things, result in the inability to continue to expand our businesses and meet competitive challenges. If we incur significant additional indebtedness, our credit rating could be adversely affected. As a result, our future borrowing costs would likely increase and our access to capital could be adversely affected.

If our wireless PCS operations do not achieve and maintain profitability or if the global markets division and the local division cannot sustain operating revenues, our ability to grow and compete effectively and our credit rating will likely be adversely affected.

If our wireless PCS operations do not achieve and maintain profitability on a timely basis, we may be unable to make the capital expenditures necessary to implement our business plan, meet our debt service requirements, or otherwise conduct our business in an effective and competitive manner. This would require us to divert cash from other uses, which may not be possible or may detract from the growth of our other businesses. These events could limit our ability to increase revenues and net income or cause these amounts to decline.

The global markets division and the local division have experienced declining operating revenues. If the global markets division and the local division cannot sustain revenues, they may be unable to make the capital expenditures necessary to implement their business plans or otherwise conduct their businesses in an effective and competitive manner. This could further damage our ability to maintain or increase our revenues as a whole.

If our wireless PCS operations do not achieve and maintain profitability on a timely basis or if the global markets division and the local division cannot sustain operating revenues, our credit rating will likely be adversely affected. If our credit rating is adversely affected, our future borrowing costs would likely increase and our access to capital could be adversely affected.

We face intense competition that may reduce our market share and harm our financial performance.

There is intense competition in the telecommunications industry. The traditional dividing lines between long distance, local, wireless, cable and Internet services are increasingly becoming blurred. Through mergers, joint ventures and various service bundling strategies, major providers, including Sprint, are striving to provide integrated solutions both within and across all geographical markets.

We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products, and services. We cannot predict which of many possible future technologies, products, or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing, sales and service delivery, and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions, and discount pricing and other strategies by competitors. To the extent we do not keep pace with technological advances or fail to timely respond to changes in competitive factors in our industry, we could lose market share or experience a decline in revenue and net income.

Wireless Operations.    Our wireless PCS operations compete in markets served by other wireless service providers. A majority of the markets including each of the top 50 metropolitan markets have six or more wireless service providers. Many of these competitors have been operating for a number of years and serve a substantial subscriber base. In January 2003, the Federal Communications Commission, or FCC, rule imposing limits on the amount of spectrum that can be held by one provider in a specific market was lifted. Competition may continue to increase to the extent that there are mergers or other combinations involving our competitors or licenses are transferred from smaller stand-alone operators to larger, better capitalized, and more experienced wireless communications operators. These wireless communications operators may be able to offer customers network features or products not offered by us. The actions of these wireless communications operators could negatively affect our customer churn, ability to attract new customers, average revenue per user and operating costs.

We rely on agreements with competitors to provide automatic roaming capability to wireless customers in many of the areas of the United States not covered by our wireless network, which primarily serves metropolitan areas. Certain competitors may be able to offer coverage in areas not served by our wireless network or may be able to offer roaming rates that are lower than those offered by us. Certain competitors have sought to modify the FCC’s rules to reduce access to their networks for automatic roaming in certain areas. We could incur additional costs to enable our customers to roam, or our customers could be unable to roam, in those markets where cellular operators do not make their network available for roaming or roaming is not technically feasible. Beginning in November 2003, all wireless service providers were required to offer a database solution for wireless local number portability, or WLNP, in the 100 largest metropolitan statistical areas. WLNP allows customers to retain, subject to certain geographical limitations, their existing telephone numbers when switching from one carrier to another. In addition to imposing increased costs on our wireless PCS operations, this enables our customers to move to other carriers without losing established telephone numbers and is therefore expected to increase churn during 2004.

Many wireless providers have been upgrading their systems and provide advanced and digital services which compete with our PCS services. Many of these wireless providers require their customers to enter into long term contracts, which may make it more difficult for us to attract customers away from these wireless providers.

We anticipate that market prices for wireless voice services and products generally will continue to decrease in the future as a result of continued competition. All of these developments may lead to greater choices for customers, possible consumer confusion, and increased industry churn.

Wireline Operations.    The global markets division competes with AT&T, MCI (formerly WorldCom), the Regional Bell Operating Companies, or RBOCs, and cable operators, as well as a host of smaller competitors in the provision of long distance and local services. Some of these companies have built high-capacity, Internet-based fiber-optic networks capable of supporting large amounts of bandwidth. These companies claim certain cost structure advantages which, among other factors, may position them well for the future. Increased competition and the significant increase in capacity resulting from new networks may drive already low prices down further.

The Telecommunications Act of 1996, or the Telecom Act, allows the RBOCs to provide long distance services in their respective regions if certain conditions are met. By year-end 2003, the RBOCs received authority to enter the long distance market in every state they serve. As the RBOCs have entered the market, they have proven to be formidable long distance competitors. In addition, long distance services provided by wireless, Internet-based and cable service providers are expected to continue to adversely affect sales of the global markets division. Inter-exchange and other carriers are allowed to compete for local services by resale, by using unbundled network elements, or through their own facilities.

The local division operates principally in suburban and rural markets. As a result, competition in the local division’s markets is occurring more gradually than for the RBOCs. In urban areas where the local division operates there is already substantial competition by competitive local exchange carriers, or CLECs, and there is increasing competition in less urban areas. Cable companies selling cable modems continue to provide competition for high-speed data services for residential customers. E-mail and wireless services will continue to grow as an alternative to wireline services. Larger incumbent local exchange carriers, or ILECs, including the local division, were required to provide intermodal WLNP in the 100 largest metropolitan statistical areas in November 2003. Intermodal WLNP allows customers to retain existing telephone numbers when switching from a wireline carrier to a wireless carrier, subject to certain limitations. The WLNP requirements impose increased operating costs on the local exchange service providers and are likely to result in some loss of customers to wireless carriers.

Any failure by our wireless PCS operations to improve customer service and continue to enhance the quality of its network and meet capacity requirements of its customer growth will likely impair its financial performance and adversely affect our results of operations.

Our wireless PCS operations are working to improve customer service. Although improving customer service may increase the cost of supporting our subscribers, if we are unable to improve customer service, our subscribers may switch to other wireless providers.

Our wireless PCS operations must continue to enhance the quality of the wireless network. As we continue this enhancement, we must:

•	obtain rights to a large number of cell sites,

•	obtain zoning variances or other approvals or permits for network construction and expansion, and

•	build and maintain additional network capacity to satisfy customer growth.

Network enhancements may not occur as scheduled or at the cost that we have estimated. Delays or failure to add network capacity, or increased costs of adding capacity, could limit our ability to satisfy our customers and retain or increase the revenues and operating margin of our wireless PCS operations or our company as a whole.

The financial difficulties being experienced by some of our wireless affiliates may force us to incur additional expenses and adversely affect our financial performance.

We supplement our wireless network buildout through affiliation arrangements with other companies that use code division multiple access, or CDMA. Under these arrangements, these companies offer PCS services using our spectrum under the Sprint brand name on CDMA networks built and operated at their own expense. We pay these companies a fee based on billed or collected revenues for operating the network on our behalf. Several of these affiliates are experiencing financial difficulties and are evaluating or have completed restructuring activities. Two affiliates have filed for bankruptcy protection and one of them continues to pursue claims against us in the bankruptcy court. One other affiliate has filed suit against us. Several of the affiliates are disputing and refusing to pay amounts owed to us. We are in negotiations with some of the affiliates regarding restructuring our relationship with them and have reached agreement with several. We have amended the existing agreements to provide for a simplified pricing mechanism, as well as refining and changing various business processes. The amended agreements cover nearly 50% of the customers served by all affiliates. If any of the affiliates cease operations in all or part of their service area, we may incur roaming charges in areas where service was previously provided by the affiliates. We may also incur costs to meet FCC buildout and renewal requirements, as well as experience lower revenues. Failure to meet FCC buildout and renewal requirements could result in the loss of a PCS license or licenses depending on the service area.

Significant changes in the industry could cause a decline in demand for our services.

The wireless telecommunications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology such as the move to third generation, or 3G, wireless technology. This causes uncertainty about future customer demand for our wireless PCS services and the prices that we will be able to charge for these services. For example, the demands for our wireless data services may be affected by the proliferation of wireless local area networks using new technologies or the enactment of new laws or regulations restricting use of wireless handsets. The rapid change in technology may lead to the development of wireless telecommunications services or alternative services that consumers prefer over PCS. There is also uncertainty as to the extent to which airtime charges and monthly recurring charges may continue to decline.

The wireline industry is also experiencing significant technological change. Cable companies are beginning to provide telecommunications services to the home. Some carriers are providing local and long distance voice services over Internet Protocol, or VoIP, in the process avoiding access charges on long distance calls.

As a result of these changes, the future prospects of the wireless and wireline industry and the success of our services remain uncertain.

A high rate of customer churn would likely impair our financial performance.

A key element in the economic success of telecommunications carriers is the rate of customer churn. The implementation of WLNP in November 2003 could potentially increase churn. Current strategies to reduce customer churn may not be successful. A high rate of customer churn would impair our ability to increase the revenues of, or cause a deterioration in the operating margin of, our operating units or our company as a whole.

Government regulation could adversely affect our prospects and results of operations.

Wireless Operations.    The licensing, construction, operation, sale, and interconnection arrangements of wireless telecommunications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. The Communications Act of 1934 preempts state and local regulation of market entry by, and the rates charged by, commercial mobile radio service, or CMRS, providers, except in limited circumstances. States may regulate such things as billing practices and consumer-related issues. California has rulemakings underway that propose rules designed to impose consumer protections and service quality regulations. Several other states appear to be considering similar initiatives. If imposed, these regulations could increase the costs of our wireless operations. The Federal Trade Commission also regulates how wireless services are marketed.

The FCC, together with the Federal Aviation Administration, or FAA, also regulates tower marking and lighting. In addition, tower construction is affected by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC is currently evaluating significant changes to its environmental rules which could make it more difficult to deploy antenna facilities. The FCC, the FAA, or other governmental authorities having jurisdiction over our business could adopt regulations or take other actions that would adversely affect our business prospects or results of operations.

FCC licenses to provide PCS services are subject to renewal and revocation. Our metropolitan trading area licenses expire in 2005, and our basic trading area licenses expire in 2007. Metropolitan trading areas and basic trading areas are areas defined by the FCC for the purpose of issuing licenses for PCS. Several basic trading areas make up each metropolitan trading area. The licenses may be renewed by the FCC for additional ten-year terms. FCC rules require all PCS licensees to meet certain buildout requirements to retain their licenses. Although we have met most of these buildout requirements, there is no guarantee that our licenses will be renewed. Failure to comply with FCC requirements in a given license area could result in revocation of the PCS license for that license area.

The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. It is considering new “harmful interference” concepts that might permit unlicensed users to “share” licensed spectrum. These new uses could impact our utilization of our licensed spectrum.

CMRS providers must implement enhanced 911 capabilities in accordance with FCC rules. Failure to deploy 911 service consistent with FCC requirements could subject us to significant fines.

Failure by various regulatory bodies to make telephone numbers available in a timely fashion could result in our PCS operations not having enough local numbers to assign to new subscribers in certain markets. The FCC has adopted rules to promote the efficient use of numbering resources, including restrictions on the assignment of telephone numbers to carriers, including wireless carriers. The FCC has delegated to states the authority to assign, administer, and conserve telephone numbers. The FCC lifted its prohibition on area codes designated only for customers using a specific technology, such as an area code for only those using wireless technology, and now considers proposals submitted by state commissions seeking to implement this change on a case-by-case basis. Depending on the rules adopted by the states, the supply of available numbers could be adversely restricted. As a result, we:

•	may be required to assign subscribers non-local telephone numbers, which may be a disincentive for potential customers to subscribe to PCS service,

•	may incur significant costs to either acquire new numbers or reassign subscribers to new numbers, and

•	may be unable to enroll new subscribers at projected rates.

FCC licenses associated with Multipoint Multichannel Distribution Services, or MMDS, spectrum are subject to renewal and revocation. In 1996, the FCC auctioned certain MMDS licenses-those licensed on a basic trading area geographic basis-for terms of ten years. Those licenses expire in 2006. The licenses may be renewed by the FCC for additional ten-year terms. The FCC rules require all licensees of auctioned MMDS spectrum to meet certain buildout requirements in order to retain their licenses for this spectrum. Although we have met these requirements in a number of our MMDS markets, there is no guarantee that our licenses will be renewed. Failure to comply with FCC requirements in a given market could result in the loss of the MMDS license for that part of the service area in which the buildout requirements are not met.

In March 2003, at our request and that of other MMDS licensees, the FCC initiated a proceeding proposing to change the service rules governing the MMDS band, to promote flexible use and commercial development of MMDS spectrum. The FCC is also considering relocation of certain MMDS channels. There is no guarantee that any actions taken by the FCC will promote our business plans.

Wireline Operations.    The Court of Appeals’ March 2004 decision (which is subject to a possible stay and review by the Supreme Court) vacating substantial portions of the FCC’s August 2003 order on unbundled network elements and the FCC’s pending reexamination of pricing guidelines for unbundled network elements could affect our ability to use unbundled elements to offer competing local services in areas outside the local division’s franchise territories and could affect competition in the local division’s franchise territories.

The regulatory uncertainty surrounding VoIP and the apparent use of VoIP by some long distance carriers as a strategy to minimize access charges may adversely affect both the local division’s access revenues and the global markets division’s competitive position to the extent it makes less use of VoIP than its competitors. Adoption by the FCC of intercarrier compensation reform could reduce or eliminate other opportunities for access charge arbitrage, but could also reduce the local division’s revenues unless the plan provides a mechanism to replace those revenues with revenues from other sources.

Failure to complete development, testing and rollout of new technology could affect our ability to compete in the industry and the technology we use could place us at a competitive disadvantage.

On an ongoing basis, we develop, test and roll out various new technologies and support systems intended to help us compete in the industry. Successful implementation of technology upgrades depends on the success of contract negotiations and vendors meeting their obligations in a timely manner. We may not successfully complete the development and rollout of new technology in a timely manner, and any new technology may not be widely accepted by customers. In either case, we may not be able to compete effectively in the industry. For example, the inability to develop the necessary technology contributed to the decision to end pursuit of a residential fixed wireless strategy using our MMDS licenses.

We use CDMA 2000 technology as our wireless air interface standard for our wireless PCS operations because we believe the technology is superior to the Global System for Mobile Communications, or GSM, family of air interface technologies. CDMA 2000 has a much smaller market share of global wireless subscribers compared to GSM. As a result, we have a risk of higher costs for handsets and network infrastructure than competitors who use GSM.

We have entered into outsourcing agreements related to business operations. Any difficulties experienced in these arrangements could result in additional expense, loss of customers and revenue, and interruption of our services.

We have entered into outsourcing agreements for the development and maintenance of certain software systems necessary for the operation of our business. We have also entered into agreements with third parties to provide customer service support to direct PCS customers. As a result, we must rely on third parties to execute our operational priorities and interface with our customers. In some cases, the policies of the United States, individual states and foreign countries could affect the provision of these services. If these third parties are unable to perform to our requirements, we would have to pursue alternative strategies to provide these services and that could result in delays, interruptions, additional expenses and loss of customers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference certain estimates, projections and other forward-looking statements within the meaning of the securities laws. Statements regarding expectations, including performance assumptions and estimates relating to capital requirements, as well as other statements that are not historical facts, are forward-looking statements.

These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs and the economic environment.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	extent and duration of any economic downturn;

•	the effects of vigorous competition in the markets in which we operate;

•	the costs and business risks associated with providing new services and entering new markets;

•	adverse change in the ratings afforded our debt securities by ratings agencies;

•	the ability of our wireless operations and the global markets division to continue to grow a significant market presence;

•	the ability of our wireless operations to continue to improve profitability;

•	the ability of the global markets division and the local division to improve cash flow generation;

•	the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

•	the uncertainties related to the outcome of bankruptcies affecting the telecommunications industry;

•	the impact of financial difficulties of third-party affiliates on our wireless network coverage;

•	the uncertainties related to our investments in networks, systems, and other businesses;

•	the uncertainties related to the implementation of our business strategies, including our initiative to realign services to enhance the focus on business and consumer customers;

•	the impact of new, emerging and competing technologies on our business;

•	unexpected results of litigation filed against us;

•	the impact of WLNP on our wireless operation’s growth and churn rates, revenues and expenses;

•	the possibility of one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes, including the impact of the Telecom Act, or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the SEC and those factors listed in this prospectus under “Risk Factors.”

The words “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements. We and Sprint Capital believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this prospectus or unforeseen events. We provide a detailed discussion of risk factors in various SEC filings, and you are encouraged to review these filings.

USE OF PROCEEDS

Neither we nor Sprint Capital will receive any proceeds from any remarketing of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratios of earnings to fixed charges for our company, which includes our subsidiaries, on a consolidated basis. The following table does not show the ratio of earnings to fixed charges for Sprint Capital on a stand-alone basis because it is not meaningful.

For	purposes of calculating the ratios,

(1)	earnings include:

•	income (loss) from continuing operations before income taxes, plus

•	equity in the net losses of less-than-50% owned entities, less

•	capitalized interest; and

(2)	fixed charges include:

•	interest on all debt of continuing operations, including

•	amortization of debt issuance costs, and

•	the interest component of operating rents.

The ratio of earnings to fixed charges is calculated as follows:

(earnings) + (fixed charges)
(fixed charges)

	Year Ended December 31,
	1999		2000		2001		2002	2003
Ratio of earnings to fixed charges	—	(1)	—	(2)	—	(3)	1.22	—	(4)

(1)	Earnings, as defined above, were inadequate to cover fixed charges by $1.4 billion in 1999.
(2)	Earnings, as defined above, were inadequate to cover fixed charges by $887 million in 2000.
(3)	Earnings, as defined above, were inadequate to cover fixed charges by $2.3 billion in 2001.
(4)	Earnings, as defined above, were inadequate to cover fixed charges by $630 million in 2003.

DESCRIPTION OF DEBT SECURITIES

The debt securities being remarketed were issued under an indenture dated as of October 1, 1998 among us, Sprint Capital and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One, N.A.), as trustee, as supplemented by a first supplemental indenture dated as of January 15, 1999, and a second supplemental indenture dated as of October 15, 2001. We refer to this indenture as so supplemented as the indenture.

We have summarized the material provisions of the indenture below. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture. You can obtain copies of the indenture by following the directions described under the caption “Where You Can Find More Information.” In this section, references to “our”, “we” and similar terms mean Sprint Corporation, excluding its subsidiaries.

General

The indenture does not limit the aggregate principal amount of debt securities that Sprint Capital may issue and provides that Sprint Capital may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Sprint Capital may issue additional debt securities of a particular series without the consent of the holders of the debt securities of that series outstanding at the time of the issuance. Any additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. The indenture also does not limit the ability of Sprint Capital to incur other debt and does not contain financial or similar restrictive covenants, except as described below. Debt securities issued by Sprint Capital will be its senior unsecured obligations and will be fully and unconditionally guaranteed by us.

A prospectus supplement relating to the debt securities being offered in any remarketing will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the rate of interest, which will be fixed, per annum at which the debt securities will bear interest, or the method of determining the rate, if any;

•	the date or dates from which interest, if any, will accrue;

•	the dates on which interest will be payable and the related record dates;

•	whether payments of principal or interest will be determined by any index, formula or other method and the manner of determining the amount of these payments;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable if other than the location specified in this prospectus;

•	any redemption dates, prices, rights, obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund, purchase fund or similar provisions;

•	the denominations in which the debt securities will be issuable if other than denominations of $1,000 and integral multiples of $1,000;

•	the currency or currency unit in which principal and interest will be paid if other than U.S. dollars;

•	whether the debt securities will be issued in permanent global form and the circumstances under which the permanent global debt security may be exchanged;

•	any deletions from, changes in or additions to the events of default or the covenants specified in the indenture; and

•	any other material terms of the debt securities not specified in this prospectus (Section 301).

Sprint Capital may issue debt securities at a substantial discount below their stated principal amount. We refer to these securities as original issue discount securities, which means any security that initially provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity. Sprint Capital will describe the federal income tax consequences and other special considerations applicable to any original issue discount securities in the applicable prospectus supplement.

Unless the applicable prospectus supplement states otherwise, debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 (Sections 301 and 302). Holders of debt securities will not pay any service charge for any registration of transfer or exchange of the debt securities, but Sprint Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange (Section 305).

Unless the applicable prospectus supplement states otherwise, the covenants contained in the indenture, the debt securities and guarantees would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders.

Payment; Transfer

Unless the applicable prospectus supplement states otherwise, principal of, premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee. However, interest may be paid at Sprint Capital’s option by check mailed to the address of the holder entitled to the interest as it appears on the applicable security register. Sprint Capital will have the right to require a holder of any debt security, in connection with any payment on the debt security, to certify information to it or, in the absence of certification, Sprint Capital may rely on any legal presumption to enable it to determine its obligation, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Guarantees

We will unconditionally guarantee the due and punctual payment of the principal and any premium and interest on the debt securities issued by Sprint Capital when and as it becomes due and payable, whether at maturity or otherwise (Section 311). The guarantees will rank equally with all of our other unsecured and unsubordinated indebtedness. The guarantees provide that in the event of a default in payment of principal or any premium or interest on a debt security, the holder of the debt security may institute legal proceedings directly against us to enforce the guarantees without first proceeding against Sprint Capital. The indenture provides that we may under certain circumstances assume all rights and obligations of Sprint Capital under the indenture with respect to a series of debt securities issued by Sprint Capital.

Restrictive Covenants

Sprint.    Under the indenture, we may not, and may not permit our Restricted Subsidiaries to, create, incur or allow to exist any Lien on any property or assets now owned or acquired at a later time unless:

•	the Lien is a Permitted Lien; or

•	the outstanding guarantees are equally and ratably secured by the Lien; or

•	the aggregate principal amount of indebtedness secured by the Lien and any other Lien, other than Permitted Liens, plus the Attributable Debt in respect of any Sale and Leaseback Transaction does not exceed 15% of our Consolidated Net Tangible Assets (Section 1012).

Sprint Capital.    Sprint Capital may not create, issue, assume or guarantee any unsecured funded debt ranking prior to the debt securities issued by Sprint Capital (Section 1009).

Unless the applicable prospectus supplement states otherwise, Sprint Capital may not create, assume or suffer to exist any Lien upon any of its property or assets, now owned or acquired at a later time, without equally and ratably securing any outstanding debt securities issued by Sprint Capital with any and all other obligations and indebtedness secured by the Lien, subject to certain exceptions (Section 1008).

Definitions.    Under the indenture:

“Attributable Debt” of a Sale and Leaseback Transaction means, at any date, the total net amount of rent required to be paid under the lease during the remaining term of the lease, excluding any subsequent renewal or other extension options held by the lessee, discounted from the respective due dates of the amounts to the date of determination at the rate of interest per year implicit in the terms of the lease, as determined in good faith by us, compounded annually. The net amount of rent required to be paid under any lease during the remaining term will be the amount of rent payable by the lessee with respect to this period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents.

“Capital Lease Obligations” means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

“Consolidated Net Tangible Assets” means our and our subsidiaries’ consolidated total assets as reflected in our most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied, less

•	current liabilities, excluding current maturities of long-term debt and Capital Lease Obligations, and

•	goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.

“Permitted Liens” means:

(1)    Liens existing on October 1, 1998;

(2)    Liens on property existing at the time of acquisition of the property or to secure the payment of all or any part of the purchase price of the property or to secure any indebtedness incurred before, at the time of or within 270 days after the acquisition of the property for the purpose of financing all or any part of the purchase price of the property;

(3)    Liens securing indebtedness owing by a Restricted Subsidiary to us or any of our wholly owned subsidiaries;

(4)    Liens on property of any entity, or on the stock, indebtedness or other obligations of any entity, existing at the time

•	the entity becomes a Restricted Subsidiary,

•	the entity is merged into or consolidated with us or a Restricted Subsidiary, or

•	we or a Restricted Subsidiary acquires all or substantially all of the assets of the entity,

as long as the Liens do not extend to any other property of ours or property of any other Restricted Subsidiary;

(5)    Liens on property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to the property;

(6)    Liens on our property or the property of any of our Restricted Subsidiaries securing

•	nondelinquent performance of bids or contracts, other than for borrowed money, obtaining of advances or credit or the securing of debt,

•	contingent obligations on surety and appeal bonds, and

•	other nondelinquent obligations of a similar nature,

in each case, incurred in the ordinary course of business;

(7)    Liens securing Capital Lease Obligations, provided that

•	the Liens attach to the property within 270 days after the acquisition thereof, and

•	the Liens attach solely to the property so acquired;

(8)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds, as long as the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us or a Restricted Subsidiary, as applicable, in excess of those set forth by regulations promulgated by the Federal Reserve Board and the deposit account is not intended by us or the Restricted Subsidiary to provide collateral to the depository institution;

(9)    pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation;

(10)    statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

(11)    Liens arising solely by operation of law, such as mechanics’, materialmen’s, warehouseman’s and carriers’ Liens and Liens of landlords or of mortgages of landlords, on fixtures and movable property located on premises leased in the ordinary course of business;

(12)    Liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation of the loan and on accounts receivable associated with a receivables financing program of ours or any of our Restricted Subsidiaries;

(13)    any Lien created by or resulting from litigation or other proceeding against us or any Restricted Subsidiary, or upon property of ours or of a Restricted Subsidiary, or any lien for workmen’s compensation awards or similar awards, so long as the finality of the judgment or award is being contested and execution on the judgment or award is stayed or the Lien relates to a final unappealable judgment which is satisfied within 30 days of the judgment or any Lien incurred by us or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding, as long as the judgment or award does not constitute an Event of Default under clause (5) of “Events of Default” below;

(14)    Liens on our real property or the real property of a Restricted Subsidiary which constitute minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of the real property, as long as all of the liens referred to in this clause (14) in the aggregate do not at any time materially detract from the value of the real property or materially impair its use in the operation of our business or the business of our subsidiaries;

(15)    Liens on our property or the property of a Restricted Subsidiary securing indebtedness or other obligations issued by the United States of America or any state or any department, agency or instrumentality or political subdivision of the United States of America or any state, or by any other country or any political subdivision of any other country, to finance all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings; and

(16)    any renewal, extension or replacement of any Lien permitted pursuant to (1), (2), (4), (5), (7) and (15) above or of any indebtedness secured by any such Lien, as long as the extension, renewal or replacement Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced, plus improvements on the property, and the principal amount of indebtedness secured by the Lien and not otherwise authorized by clauses (1), (2), (4), (5), (7) and (15) does not exceed the principal amount of indebtedness plus any premium or fee payable in connection with the renewal, extension or replacement so secured at the time of the renewal, extension or replacement.

“Receivables Subsidiary” means a special purpose wholly owned subsidiary created in connection with any transactions that may be entered into by us or any of our subsidiaries pursuant to which we or any of our subsidiaries may sell, convey, grant a security interest in or otherwise transfer undivided percentage interests in its receivables.

“Restricted Subsidiary” means any subsidiary of ours, other than a Receivables Subsidiary or Sprint Capital, if:

•	the subsidiary has substantially all of its property in the United States, other than its territories and possessions; and

•	at the end of our most recent fiscal quarter preceding the date of determination, the aggregate amount, determined in accordance with generally accepted accounting principles consistently applied, of securities of, loans and advances to, and other investments in, the subsidiary held by us and our other subsidiaries, less any securities of, loans and advances to, and other investments in us and our other subsidiaries held by the subsidiary or any of its subsidiaries, exceeded 15% of our Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by us or a Restricted Subsidiary and is thereafter leased back from the purchaser or transferee by us or the Restricted Subsidiary.

Events of Default

Definition.    The indenture defines an Event of Default with respect to debt securities of any series as any one of the following events:

(1)    failure to pay principal of or any premium on any debt security of that series at maturity;

(2)    failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3)    failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4)    failure to perform any other covenant or warranty in the applicable indenture, other than a covenant included solely for the benefit of series of debt securities other than that series, continued for 60 days after written notice as provided in the indenture;

(5)    default resulting in acceleration of more than $50 million in aggregate principal amount of any indebtedness for money borrowed by us or Sprint Capital or any other subsidiary of ours under the terms of the instrument under which that indebtedness is issued or secured, if that indebtedness is not discharged or acceleration is not rescinded or annulled within 10 days after written notice as provided in the indenture;

(6)    certain events of bankruptcy, insolvency or reorganization; and

(7)    any other Event of Default provided with respect to debt securities of that series (Section 501).

Remedies.    If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately by written notice as provided in the indenture. Notwithstanding the foregoing, unless the applicable prospectus supplement states otherwise, if an Event of Default described in clause (6) with respect to any debt securities of any series occurs and is continuing, then all of the debt securities of that series shall become immediately due and payable without any further act by us, Sprint Capital, any holder or the trustee. At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, in accordance with the indenture, rescind and annul the acceleration (Section 502).

Obligations of Trustee.    The indenture provides that the trustee will be under no obligation, subject to the duty of the trustee during default to act with the required standard of care, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee (Sections 601 and 603). Subject to the provisions for indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right, in accordance with applicable law, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series (Section 512).

Under the indenture we and Sprint Capital must furnish to the trustee annually a statement regarding the performance of our respective obligations under the indenture and as to any default in performance (Section 1004).

Modification and Waiver

Modifications and Amendments.    We, Sprint Capital and the trustee may modify and amend the indenture, in most cases with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment.

Unless the applicable prospectus supplement states otherwise, however, neither we nor Sprint Capital may, without the consent of the holder of each outstanding debt security affected:

•	change the date specified in the debt security for the payment of the principal of, or any installment of principal of or interest on, the debt security,

•	reduce the principal amount of, or any premium or interest on, any debt security,

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of that debt security,

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security, or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture or for waiver of certain defaults (Section 902).

In addition, unless the applicable prospectus supplement states otherwise, we, Sprint Capital and the trustee may not, without the consent of the holder of each outstanding debt security affected, modify or amend the terms and conditions of, or our obligations under, the guarantees in any manner adverse to the holders of any debt security.

Waivers.    The holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, compliance by us or Sprint Capital, as the case may be, with certain restrictive provisions of the indenture (Sections 1010 and 1013). The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any debt security of that series or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected (Section 513).

Consolidation, Merger and Conveyances

Neither we nor Sprint Capital may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets in any one transaction or series of transactions, and neither we nor Sprint Capital may permit any person to consolidate with or merge into us or Sprint Capital or convey, transfer or lease all or substantially all of its properties and assets in any one transaction or series of transactions to us or Sprint Capital, unless:

•	we or Sprint Capital, as applicable, are the continuing corporation or the successor entity is a corporation, partnership, or trust and assumes our obligations or the obligations of Sprint Capital, as applicable, under the debt securities, the guarantees and the indenture,

•	with respect to Sprint Capital, the successor person is organized under the laws of any United States jurisdiction,

•	after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing, and

•	certain other conditions specified in the indenture are met.

Thereafter, if we or Sprint Capital are not the successor person, all of our obligations and the obligations of Sprint Capital terminate (Sections 801 and 802).

Defeasance

Unless the applicable prospectus supplement states otherwise, the following defeasance provisions will apply to the debt securities.

The indenture provides that we and Sprint Capital may elect either:

•	to defease and be discharged from any and all obligations with respect to the debt securities and the guarantees of those debt securities, with certain limited exceptions described below, which we refer to as full defeasance, or

•	to be released from our respective obligations with respect to the debt securities under the restrictive covenants in the indenture and the related Events of Default as well as the cross-default to other indebtedness Event of Default, which we refer to as covenant defeasance.

In order to accomplish full defeasance or covenant defeasance, we or Sprint Capital must deposit with the trustee, or other qualifying trustee, in trust, money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the scheduled due dates for the payments. Such a trust may be established only if, among other things, we or Sprint Capital deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of full defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if full defeasance or covenant defeasance had not occurred. The opinion, in the case of full defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after October 1, 1998. Obligations not discharged in a full defeasance include those relating to the rights of holders of outstanding debt securities to receive, solely from the trust fund described above, payments in respect of the principal of and any premium and interest on debt securities when due as set forth in Section 1304 of the indenture, and obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to hold moneys for payment in trust and to compensate, reimburse and indemnify the trustee (Article Thirteen).

The applicable prospectus supplement may further describe additional provisions, if any, permitting defeasance or covenant defeasance with respect to the debt securities.

Regarding the Trustee

We have had a normal business banking relationship, including the maintenance of accounts and the borrowing of funds, with Bank One, N.A., the original trustee under the indenture. J.P. Morgan Trust Company, National Association, acquired the trust operations of Bank One, N.A. and serves as successor trustee under the indenture. We expect to continue to have a normal banking relationship with Bank One Corporation, which has agreed to be acquired by J.P. Morgan Chase & Co., the parent of J.P. Morgan Trust Company, National Association. The trustee may own debt securities.

Governing Law

New York law, without regard to principles of conflicts of law, will govern the indenture, the debt securities and the guarantees.

Global Securities

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be issued in the form of one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, as depositary. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for that global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or a nominee of that successor depositary.

Book-Entry System

Initially, the debt securities will be registered in the name of Cede & Co., the nominee of the depositary. Accordingly, beneficial interests in the debt securities will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants.

The specific terms of the depositary arrangement with respect to any portion of the debt securities to be represented by a book-entry security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a book-entry security, the depositary for that book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by that book-entry security to the accounts of persons that have accounts with that depositary, or participants. Those accounts will be designated by the remarketing agent or agents with respect to the debt securities. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with participants either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the depositary only through participants or indirect participants.

Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants in that book-entry security and on the records of participants with respect to interests of indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws, as well as the limits on participation in the depositary’s book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.

So long as the depositary or its nominee is the registered owner of a book-entry security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by that book-entry security for all purposes under the indenture. Except as provided below, owners of beneficial interests in debt securities represented by book-entry securities will not be entitled to have debt securities of the series represented by that book-entry security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders of the debt security under the indenture.

Payments of principal of, premium, if any, and interest on debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing those debt securities. We expect that the depositary for the debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for those debt securities, as shown on the records of the depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the book-entry security held through those persons will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name”, and will be the responsibility of the participants and indirect participants. None of us, the trustee, any authenticating agent, any paying agent, or the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for those debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

If the depositary for the debt securities notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, Sprint Capital will appoint a successor depositary. If a successor is not appointed within 90 days, Sprint Capital will issue debt securities in definitive registered form in exchange for the book-entry security representing the debt securities. In addition, we may at any time and in our sole discretion determine that the debt securities issued in the form of one or more book-entry securities will no longer be represented by that book-entry security or securities and, in that event, we will issue debt securities in definitive registered form in exchange for the book-entry security or securities. Further, if we so specify with respect to the debt securities, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default, with respect to the debt securities has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing the debt securities may receive debt securities in definitive registered form. In that case, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of debt securities represented by that book-entry security equal in principal amount to that beneficial interest and to have those debt securities registered in its name.

PLAN OF DISTRIBUTION

The debt securities may be sold:

•	through remarketing agents, underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The distribution of the debt securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any remarketing agents, underwriters, dealers or agents;

•	the purchase price of the debt securities;

•	the proceeds from the sale of the debt securities;

•	any agency fees, or other compensation payable to remarketing agents, underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the debt securities will be listed, if any.

If underwriters are used in the sale, they will buy the debt securities for their own account. The underwriters may then resell the debt securities in one or more transactions at a fixed public offering price or at varying prices determined at or after the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities offered if they purchase any debt securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the debt securities in accordance with applicable law.

If dealers are used in the sale, debt securities will be sold to those dealers as principals. The dealers may then resell the debt securities to the public at varying prices to be determined by the dealers at the time of resale. If agents are used in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If the debt securities are sold directly, no underwriters or agents would be involved. Debt securities are not being offered in any state that does not permit an offer of these securities.

Debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more remarketing firms acting as principals for their own accounts, as agents for us, as underwriters or as agents for holders of the affected securities or any other person designated in the prospectus supplement. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated by those agreements will be described in the applicable prospectus supplement. In connection with the remarketing, remarketing firms may use this prospectus, together with an appropriate prospectus supplement.

Underwriters, dealers and agents that participate in the securities distribution and remarketing firms that participate in a remarketing may be deemed to be underwriters as defined in the Securities Act of 1933, or the Securities Act. Any discounts, commissions, or profit they receive when they resell the debt securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

The debt securities will have no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the debt securities on any exchange. It has not presently been established whether the remarketing firms or the underwriters, if any, of the debt securities will make a market in the debt securities. If the remarketing firms or the underwriters make a market in the debt securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the debt securities.

LEGAL MATTERS

King & Spalding LLP has passed upon the validity of the debt securities and the guarantees for us.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, included therein, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated herein by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution*

SEC registration fee	$1,363,116
Printing expenses	105,000
Accounting fees and expenses	230,000
Legal fees and expenses	350,000
Blue sky fees and expenses	5,000
Miscellaneous	46,550

Total	$2,099,666

*	All expenses, other than the registration fee, are estimated.

Item 15.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the Certificate of Incorporation and Bylaws of Sprint Capital Corporation (“Sprint Capital”) and the Articles of Incorporation and Bylaws of Sprint Corporation (“Sprint”). The Certificate of Incorporation of Sprint Capital provides that the corporation shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of Delaware, which we refer to as the Delaware Code.

Under Section 145 of the Delaware Code and Section 17-6305 of the Kansas General Corporation Code, which we refer to as the Kansas Code, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Consistent with Section 145 of the Delaware Code and Section 17-6305 of the Kansas Code, respectively, Article Five, Section 5.1 of the Bylaws of Sprint Capital, and Article IV, Section 9 of the Bylaws of Sprint provide that each corporation will indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit, or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

In accordance with Section 102(b)(7) of the Delaware Code, Sprint Capital’s Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint Capital or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the Delaware Code (unlawful payment of dividends), or (iv) transactions from which a director derives an improper personal benefit.

In accordance with Section 17-6002(b)(8) of the Kansas Code, Sprint’s Articles of Incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the Kansas Code (unlawful payment of dividends), or (iv) transactions from which a director derives an improper personal benefit.

Under Article Five, Section 5.7 of the Bylaws of Sprint Capital and Article IV, Section 9 of the Bylaws of Sprint, Sprint Capital and Sprint may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability arising out of his status as such, whether or not the corporation would have the power to indemnify such persons against liability. Sprint carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries, including Sprint Capital. Subject to certain limitations and exclusions, the policies reimburse the corporation for liabilities indemnified under the Bylaws.

Sprint has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties, and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of Sprint. All of the directors and officers of Sprint Capital are also officers of Sprint and therefore have these indemnification agreements.

Reference is made to the indemnity agreements contained in the Remarketing Agreement listed as Exhibit 4.5 to the Registration Statement.

Item 16.	Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit Number
4.1

— Indenture, dated as of October 1, 1998, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference), as supplemented by the First Supplemental Indenture, dated as of January 15, 1999, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s Current Report on Form 8-K dated February 2, 1999 and incorporated herein by reference), and as further supplemented by the Second Supplemental Indenture, dated as of October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 99 to Sprint Corporation’s Current Report on Form 8-K/A dated October 17, 2001 and incorporated herein by reference). J.P. Morgan Trust Company, National Association, is the successor in interest to Bank One, N.A.

4.2

— Purchase Contract Agreement, dated as of August 10, 2001, between Sprint Corporation and Bank One, National Association, as purchase contract agent (filed as Exhibit 4(e) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

Exhibit Number
4.3

— Form of Corporate Units Certificates, including the form of Purchase Contract (included as Exhibit A to the Purchase Contract Agreement filed as Exhibit 4(e) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

4.4

— Pledge Agreement, dated as of August 10, 2001, among Sprint Corporation and Bank One, National Association, as collateral agent and as purchase contract agent (filed as Exhibit 4(g) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

4.5

— Remarketing Agreement, dated as of August 10, 2001, among Sprint Corporation, Sprint Capital Corporation, Bank One, National Association, as purchase contract agent, and UBS Warburg LLC, as remarketing agent (filed as Exhibit 4(h) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

4.6

— Terms of 6% notes due 2006, including form of note (filed as Exhibit 4(i) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

5.1*	— Opinion of King & Spalding LLP.

8.1	— Opinion of King & Spalding LLP (filed as Exhibit 8.2 to Sprint Corporation’s Current Report on Form 8-K dated August 6, 2001 and incorporated herein by reference).

12.1	— Computation of ratio of earnings to fixed charges (filed as Exhibit 12 to Sprint Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).

23.1	— Consent of Ernst & Young LLP.

23.2*	— Consents of King & Spalding LLP (included as part of Exhibits 5.1 and 8.1).

24.1	— Powers of Attorney for Sprint Corporation.

24.2	— Powers of Attorney for Sprint Capital Corporation (included on the signature pages to this registration statement).

25.1*	— Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939 relating to the Sprint Corporation Indenture and the Sprint Capital Corporation Indenture.

*	Previously filed.

Item 17.	Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)    that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 19th day of April, 2004.

SPRINT CORPORATION

By:	/S/ ROBERT J. DELLINGER

Name: Robert J. Dellinger Title: Executive Vice President—Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* G.D. Forsee	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 19, 2004

* Robert J. Dellinger	Executive Vice President—Chief Financial Officer (Principal Financial Officer)	April 19, 2004

* J.P. Meyer	Senior Vice President and Controller (Principal Accounting Officer)	April 19, 2004

* DuBose Ausley	Director	April 19, 2004

Gordon M. Bethune	Director	April 19, 2004

* E. Linn Draper, Jr.	Director	April 19, 2004

Deborah A. Henretta	Director	April 19, 2004

* I. O. Hockaday, Jr.	Director	April 19, 2004

* L.K. Lorimer	Director	April 19, 2004

* C.E. Rice	Director	April 19, 2004

* Louis W. Smith	Director	April 19, 2004

* Gerald L. Storch	Director	April 19, 2004

* Stewart Turley	Director	April 19, 2004

*	/S/ ROBERT J. DELLINGER Robert J. Dellinger for himself and as Attorney-in-Fact	Director	April 19, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 19th day of April, 2004.

SPRINT CAPITAL CORPORATION

By:	/S/ ROBERT J. DELLINGER

Name: Robert J. Dellinger Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Sprint Capital Corporation, hereby severally constitute Gene M. Betts, Robert J. Dellinger, Dennis C. Piper and Claudia S. Toussaint and each of them singly, our true and lawful attorneys-in-fact, with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Post-Effective Amendment No. 1 to the Registration Statement filed herewith and any and all additional amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sprint Capital Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all additional amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ ROBERT J. DELLINGER Robert J. Dellinger	President and Chief Executive Officer and Director (Principal Executive Officer)	April 19, 2004

/S/ GENE M. BETTS G.M. Betts	Senior Vice President and Chief Financial Officer and Director (Principal Financial Officer)	April 19, 2004

/S/ J.P. MEYER J.P. Meyer	Senior Vice President and Controller (Principal Accounting Officer)	April 19, 2004

/S/ CLAUDIA S. TOUSSAINT Claudia S. Toussaint	Director	April 19, 2004

EXHIBIT INDEX

Exhibit	Exhibit Description
4.1

— Indenture, dated as of October 1, 1998, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference), as supplemented by the First Supplemental Indenture, dated as of January 15, 1999, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s Current Report on Form 8-K dated February 2, 1999 and incorporated herein by reference), and as further supplemented by the Second Supplemental Indenture, dated as of October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 99 to Sprint Corporation’s Current Report on Form 8-K/A dated October 17, 2001 and incorporated herein by reference). J.P. Morgan Trust Company, National Association, is the successor in interest to Bank One, N.A.

4.2

— Purchase Contract Agreement, dated as of August 10, 2001, between Sprint Corporation and Bank One, National Association, as purchase contract agent (filed as Exhibit 4(e) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

4.3

— Form of Corporate Units Certificates, including the form of Purchase Contract (included as Exhibit A to the Purchase Contract Agreement filed as Exhibit 4(e) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

4.4

— Pledge Agreement, dated as of August 10, 2001, among Sprint Corporation and Bank One, National Association, as collateral agent and as purchase contract agent (filed as Exhibit 4(g) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

4.5

— Remarketing Agreement, dated as of August 10, 2001, among Sprint Corporation, Sprint Capital Corporation, Bank One, National Association, as purchase contract agent, and UBS Warburg LLC, as remarketing agent (filed as Exhibit 4(h) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

4.6

— Terms of 6% notes due 2006, including form of note (filed as Exhibit 4(i) to Sprint Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).

5.1*	— Opinion of King & Spalding LLP.

8.1	— Opinion of King & Spalding LLP (filed as Exhibit 8.2 to Sprint Corporation’s Current Report on Form 8-K dated August 6, 2001 and incorporated herein by reference).

12.1	— Computation of ratio of earnings to fixed charges (filed as Exhibit 12 to Sprint Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).

23.1	— Consent of Ernst & Young LLP.

23.2*	— Consents of King & Spalding LLP (included as part of Exhibits 5.1 and 8.1).

24.1	— Powers of Attorney for Sprint Corporation.

24.2	— Powers of Attorney for Sprint Capital Corporation (included on the signature pages to this registration statement).

25.1*	— Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939 relating to the Sprint Corporation Indenture and the Sprint Capital Corporation Indenture.

*	Previously filed.